As filed with the Securities and Exchange Commission on September 4, 2013
Registration No. 333-______

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARK CITY GROUP, INC.
 (Exact name of registrant as specified in charter)

Nevada	37-1454128
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

299 S. Main Street, Suite 2370 Salt Lake City, UT 84111 (435) 645-2000
(Address and telephone number of principal executive office)

Second Amended and Restated 2011 Employee Stock Purchase Plan Second Amended and Restated 2011 Stock Incentive Plan
Full Title of the Plans

Edward L. Clissold 299 S. Main Street, Suite 2370 Salt Lake City, UT 84111 (435) 645-2000
(Name, address and telephone number of agent for service)
with copies to:

Daniel W. Rumsey, Managing Partner
Disclosure Law Group, LLP
600 W. Broadway, Suite 700
San Diego, CA 92101
(619) 795-1134

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount Being Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $0.01 par value	250,000	$6.40	$1,600,000.00	$218.24
Total	250,000	$6.40	$1,600,000.00	$218.24

(1)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), to prevent dilution resulting from stock splits, stock dividends or similar transactions, and in such an event, the number of shares registered shall automatically increase to cover the additional shares in accordance with Rule 416.

(2)
This Form S-8 registers 250,000 additional shares of Park City Group, Inc.’s (the “Registrant”) common stock, par value $0.01 per share (“Common Stock”), for issuance under the Registrant’s Second Amended and Restated 2011 Stock Incentive Plan (the “SIP”) and Second Amended and Restated 2011 Employee Stock Purchase Plan (the “ESPP”) (together the “Plans”), of which 200,000 additional shares of Common Stock are reserved for issuance under the SIP and 50,000 additional shares of Common Stock are reserved for issuance under the ESPP.

(3)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities available for distribution under the Plans. The price is estimated in accordance with Rules 457 (c) and 457(h)(1) of the Securities Act solely for the purpose of calculating the registration fee. Our estimate is based on the average high and low prices the Registrant’s Common Stock on the NYSE MKT on August 28, 2013, which is no less than five business days prior to the date of this Registration Statement.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E-
REGISTRATION OF ADDITIONAL SECURITIES

    This Registration Statement on Form S-8 (the “Registration Statement”) registers an additional 250,000 shares (the “Shares”) of the Registrant’s Common Stock issuable pursuant to the Plans, of which 200,000 Shares are issuable under the SIP, and 50,000 are issuable under the ESPP. The Shares registered on this Registration Statement, along with shares of Common Stock previously registered on previous Registration Statements on Form S-8 (File Nos. 333-173919 and 333-183600) amount to a total of 750,000 shares of Common Stock authorized for issuance under the Plans as of April 1, 2013, the effective date of the Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the Registration Statements on Form S-8 previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on May 4, 2011 (File No. 333-173919) and August 28, 2012 (File No. 333-183600).

Item 3.  Incorporation of Documents by Reference.

    In addition to the incorporation of the Registrant's previous Registration Statements on Form S-8, as identified above, the Registrant hereby incorporates by reference the documents listed below, as these documents were not included in the previous Registration Statements on Form S-8.

(a)	The Registrant’s Annual report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the SEC on September 25, 2012;

(b)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K); and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34941), filed with the SEC on October 29, 2010.

Item 8.  Exhibits.

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Edward Clissold, Park City Group, Inc. General Counsel
10.1	Second Amended and Restated 2011 Stock Incentive Plan
10.2	Second Amended and Restated 2011 Employee Stock Purchase Plan
23.1	Consent of HJ & Associates, LLC

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on September 4, 2013.

PARK CITY GROUP, INC.

By:/s/  Randall K. Fields
Randall K. Fields
Chairman of the Board, Director and Chief Executive Officer

By:  /s/  Edward L. Clissold
Edward L. Clissold
Chief Financial Officer and General Counsel

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

DATE	TITLE	SIGNATURE

September 4, 2013	Chairman of the Board, Director and Chief Executive Officer	/s/ Randall K. Fields Randall K. Fields
September 4, 2013	Chief Financial Officer and General Counsel	/s/ Edward L. Clissold Edward L. Clissold
September 4, 2013	Director and Audit Committee Chairman	/s/ Robert W. Allen Robert W. Allen
September 4, 2013	Director and Nominating/Governance Committee Chairman	/s/ William S. Kies, Jr. William S. Kies, Jr.
September 4, 2013	Director	/s/ Robert P. Hermanns Robert P. Hermanns
September 4, 2013	Director Compensation Committee Chairman	/s/ James R. Gillis James R. Gillis
September 4, 2013	Director	/s/ Richard Juliano Richard Juliano
September 4, 2013	Director	/s/ Austin F. Noll, Jr. Austin F. Noll, Jr.
September 4, 2013	Director	/s/ Ronald C. Hodge Ronald C. Hodge